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                                 EXHIBIT 10.78



July 31, 1995


Dear James Keegan,

The purpose of this letter is to confirm the terms of your employement with Trimark Holdings, Inc.

1.   TITLE: Senior Vice President, Chief Financial Officer

2.   TERM:  3 years.  From July 1, 1995 to June 30, 1998

3. BASE SALARY: A base salary of $152,000.00 effective from July 1, 1995, $165,000.00 effective July 1, 1996, and $177,500 effective July 1, 1997.

4. BONUS: You will be eligible to participate in the fiscal year end executive bonus pool per management discretion.

5. RENEWAL: You agree that for the period commencing 30 days prior to the conclusion of the of the above mentioned term, at Trimark's request, you will enter into exclusive negotiations regarding the renewal of this agreement. If at the end of the above mentioned term you and Trimark are unable to reach an agreement regarding the renewal of your employment with Trimark, your employment with Trimark shall continue on a month to month basis at the same terms contained in this agreement unless terminated by Trimark or you upon 30 days prior written notice.

6. You hereby expressly agree that while employed by Trimark Holdings you will not disclose any confidential matters of Trimark prior to, during or after your employment. In addition, you agree that Trimark shall own all rights of every kind and character throughout the universe, in perpetuity of any material and/or ideas suggested or submitted by you or suggested or submitted to you by a third party. You agree also that Trimark shall own all other results and proceeds of your services during your employment.
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7.   You will be eligible for all Employee Benefits, Medical, Dental, Vision and
     Life and 401(k) per Trimark's standard Benefit program.

8. If you are terminated by Trimark Holdings, Inc. for any reason other than cause, a severance amount equal to 50% of the balance of the contract at the time of termination will be paid to you by Trimark which will relieve each party of any obligations to each other. Notwithstanding the foregoing, if control changes by acquisition or merger you will receive 100% of the balance of the contract.

This Agreement shall be binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

If the above meets with your approval, please countersign this letter and return the fully executed letter to me.

Sincerely,                    AGREED TO AND ACCEPTED BY:


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Mark Amin                     James Keegan
Chairman                      Date:
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